Exhibit 23.2

Independent Registered Public Accounting Firm Consent

We consent to the incorporation by reference in the registration statement of Escalade, Incorporated (Company) on Form S-8 (File Nos. 33-16279, 333-52475, 333-52477, 333-142756, 333-142757 and 333-183322) of our report dated February 26, 2013, on our audits of the financial statements of Martin Yale International GmbH as of December 31, 2012 and December 31, 2011 and for each of the three years in the period ended December 31, 2012, which report is included in this Annual Report on Form 10-K.

/s/ FALK GmbH & Co KG
Wirtschaftsprüfungsgesellschaft
Steuerberatungsgesellschaft
Heidelberg/Germany,
February 26, 2013